UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                 FORM 8-A/A


              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                       SECURITIES EXCHANGE ACT OF 1934


                    GENERAL EMPLOYMENT ENTERPRISES, INC.
   ---------------------------------------------------------------------
           (Exact name of registrant as specified in its charter)

                Illinois                                   36-6097429
   ----------------------------------------------------------------------
        (State of incorporation                        (I.R.S. Employer
            or organization)                          Identification No.)

   One Tower Lane, Suite 2200, Oakbrook Terrace, Illinois       60181
   ----------------------------------------------------------------------
   (Address of principal executive offices)                (Zip Code)

        If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

        If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

        Securities Act registration statement file number to which this form relates: N.A.
                  ----

   Securities to be registered pursuant to Section 12(b) of the Act:

         Title Of Each Class              Name Of Each Exchange On
         To Be So Registered        Which Each Class Is To Be Registered
         -------------------        ------------------------------------

     Common Stock Purchase Rights                NYSE AMEX


   Securities to be registered pursuant to Section 12(g) of the Act:

             None




   ITEM 1.     DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

        On March 30, 2009, General Employment Enterprises, Inc. (the "Company") entered into Amendment No. 1 (the "Amendment"), dated as of March 30, 2009, to the Rights Agreement, dated as of February 4, 2000 (the "Rights Agreement"), between the Company and the Continental Transfer & Trust Company, as rights agent. The Amendment:

        * made the provisions of the Rights Agreement inapplicable to the transactions contemplated by the Securities Purchase and Tender Offer Agreement, dated as of March 30, 2009 (the "Purchase Agreement"), by and between the Company and PSQ, LLC, a Kentucky limited liability company ("PSQ");

        * effective upon the consummation of the transactions contemplated by the Purchase Agreement, allows PSQ and its affiliated entities to hold an unlimited amount of the outstanding capital stock of the Company without being treated as an "Acquiring Person" under the Rights Agreement; and

        * effective upon the consummation of the transactions contemplated by the Purchase Agreement, removes the exception (the "Imhoff Exception") previously included in the Rights Agreement whereby the family of and entities associated with Herbert F. Imhoff, Sr. are allowed to hold up to 38% of the outstanding capital stock of the Company without being treated as an "Acquiring Person" under the Rights Agreement.

        The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is attached as an exhibit hereto and incorporated herein by reference. Copies of the Rights Agreement and the related Summary of Rights, which is attached as Exhibit B to the Rights Agreement, are available free of charge from the Company.

   ITEM 2.    EXHIBITS.

        The following exhibit is filed as a part of this Registration
   Statement:

   EXHIBIT NO.    DESCRIPTION
   -----------    -----------

       4.1 Amendment No. 1 to Rights Agreement, dated as of March 30, 2009, by and between General Employment
                  Enterprises, Inc. and Continental Transfer & Trust Company, as Rights Agent.




                                 SIGNATURES

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

   Dated:  March 30, 2009

                                      GENERAL EMPLOYMENT ENTERPRISES,
                                      INC.



                                      By:  /s/ Kent M. Yauch
                                           --------------------------
                                           Name:   Kent M. Yauch
                                           Title:  Vice President, Chief
                                                   Financial Officer and
                                                   Treasurer




                                EXHIBIT INDEX

   EXHIBIT NO.    DESCRIPTION
   -----------    -----------

      4.1 Amendment No. 1 to Rights Agreement, dated as of March 30, 2009, by and between General Employment
                  Enterprises, Inc. and Continental Transfer & Trust Company, as Rights Agent.